Exhibit 10.2

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (the “Agreement”) is entered into as of the 20th day of May, 2005, by and among First Responder Systems and Technology, LLC, a Louisiana limited liability company (the “Company”), the lenders under the Bridge Loan Agreement (defined below) as set forth in Exhibit A, referred to hereinafter as the “Bridge Loan Lenders” and each individually as a “Bridge Loan Lender” and Business Resource Capital Specialty BIDCO, Inc. as “Administrative Agent.”

RECITALS

WHEREAS, the Company has executed and delivered the Bridge Loan Agreement, the Security Agreement, and the Promissory Note (collectively, the “Loan Documents”), providing liens and security interests in favor of the Bridge Loan Lenders in order to ratably secure the obligations in the Bridge Loan Agreement and the Promissory Note;

WHEREAS, the Bridge Loan Lenders, for the convenience of the parties to the Loan Documents, have agreed to designate Business Resource Capital Specialty BIDCO, Inc. as Administrative Agent for purposes of monitoring and enforcing the provisions of the Loan Documents;

WHEREAS, the Bridge Loan Lenders wish to have pari passu interests in the collateral pledged and assigned; and

WHEREAS, the Bridge Loan Lenders wish to establish procedures for the funding and repayment of the Loan under the Bridge Loan Agreement so that each lender participates in accordance with its interest in the Bridge Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

1.1 Except as otherwise defined in this Agreement, the Security Agreement and the Bridge Loan Agreement, the following terms shall have the respective meanings ascribed to them below.

“Administrative Agent” means Business Resource Capital Specialty BIDCO, Inc.

“Bridge Loan Agreement” means that certain Bridge Loan Agreement entered into by and among the Company and the Bridge Loan Lenders, dated of even date herewith.

“Bridge Loan Participation” means the percentage in which each Bridge Loan Lender is participating in the Bridge Loan Agreement as set forth in Exhibit A.

“Collateral” means collateral as defined in the Security Agreement.

“Funded Obligation” means the aggregate amount payable (whether or not then due) to a Bridge Loan Lender under the Loan Documents in respect of principal or interest, but only to the extent accrued through the applicable determination date.

“Liens” means liens as defined in the Bridge Loan Agreement.

“Loan” means the loan as defined in the Bridge Loan Agreement.

“Obligations” means obligations as defined in the Security Agreement.

“Promissory Note” means the note as defined in the Bridge Loan Agreement.

“Security Agreement” means that certain Security Agreement entered into by the Company in favor of the Bridge Loan Lenders, dated of even date herewith.

ARTICLE 2

Loan Administration

2.1 Funding. The Administrative Agent shall give written notice to the Bridge Loan Lenders of the Company’s request for a draw upon the Loan. The Bridge Loan Lenders agree to provide to the Administrative Agent funds equal to their scheduled portion of each draw as set forth in Exhibit B within three (3) business days of the request.

2.2 Pro Rata Treatment. The Bridge Loan Lenders hereby agree that they will receive pro rata treatment, in accordance with their respective Bridge Loan Participation in connection with all payments, distributions, collections or recoveries and all other matters relating to the Collateral hereunder and under each of the Loan Documents, until all Funded Obligations owed to all Bridge Loan Lenders have been paid in full.

2.3 Application of Proceeds. The net proceeds of any sale, enforcement or other disposition of any of the Collateral or other distribution in respect of the Collateral, following an acceleration, and the net proceeds of any distributions received by the Bridge Loan Lenders or the Administrative Agent following any marshaling of the assets of the Company (whether in bankruptcy, reorganization, winding up proceedings or similar proceedings, or otherwise) or following confirmation of a plan of arrangement or plan of reorganization of the Company shall be applied by the Bridge Loan Lenders and the Administrative Agent in the following order:

FIRST, to the payment of all reasonable costs and expenses incurred by the Administrative Agent in connection with the collection or enforcement of the Loan Documents or the preservation of, or realization upon, the Collateral under the Loan

Documents, including, without limitation, reasonable costs and expenses incurred by the Administrative Agent in connection with the defense of any claim, suit, action or proceeding against the Administrative Agent;

SECOND, to the payment of the Funded Obligations of the Bridge Loan Lenders with respect to the Bridge Loan Agreement, which payment shall be shared by the Bridge Loan Lenders according to their respective Bridge Loan Participation;

THIRD, to the payment to the Company, or its respective successors or assigns, or as a court of competent jurisdiction may direct, or otherwise as required by law, if any surplus is then remaining from such proceeds.

2.4 Payments of Principal and Interest. Whenever the Administrative Agent receives a payment of principal or interest, the Administrative Agent shall promptly pay to the Bridge Loan Lenders (a) in the case of interest, the pro rata share of such payment or application which shall be equal to the product of the outstanding principal amount of the respective Bridge Loan Lender’s Bridge Loan Participation multiplied by the Bridge Loan Participation for the period of time to which such interest is allocable and (b) in the case of principal, the pro rata share of such payment which shall be equal to the product of such payment multiplied by a fraction, the numerator of which shall be the outstanding principal amount of the respective Bridge Loan Lender’s loan and the denominator of which shall be the outstanding principal amount of the Loan. Any determination by the Administrative Agent as to the allocation of any payments or applications with respect to interest, principal, or other amounts shall be deemed final and conclusive, absent error. If any payment which the Administrative Agent shall have paid to the Bridge Loan Lenders is legally rescinded or must be returned for any reason, the Bridge Loan Lenders agree, upon request, immediately to return their prospective pro rata share of such payment together with their pro rata share of any interest or penalties payable with respect thereto.

2.5 Fees. The Administrative Agent shall pay to the Bridge Loan Lenders their pro rata share of any fees paid on or after the date hereof by Company with respect to the Loan Documents.

ARTICLE 3

Cooperation Among Bridge Loan Lenders

3.1 Cooperation. Each Bridge Loan Lender agrees with each of the other Bridge Loan Lenders and the Administrative Agent that:

(a) it will from time to time provide such information to the Administrative Agent as may be necessary to enable the Administrative Agent to make any calculation or otherwise required for any other purpose hereof;

(b) it will from time to time consult with the Administrative Agent and the other Bridge Loan Lenders in good faith regarding the enforcement of its rights with a view to recovering amounts due under the Loan Documents;

(c) it will, in the case of any Default or Event of Default with respect to which it shall have received notice from, or provided notice to, the Company, give each other Bridge Loan Lender and the Administrative Agent immediate notice, and if such notice is oral, confirmed in writing, of such Default or Event of Default; and

(d) it will, upon becoming aware of the occurrence of any Event of Default, give each other Bridge Loan Lender and the Administrative Agent immediate notice, and if such notice is oral, confirmed in writing, of such Event of Default and stating that the same constitutes a Notice of Event of Default.

ARTICLE 4

Administrative Agent

4.1 Appointment and Authority of Administrative Agent. In order to expedite the enforcement of the rights and remedies set forth in the Loan Documents, the Administrative Agent is hereby appointed to act as agent for the Bridge Loan Lenders hereunder. The Administrative Agent is hereby authorized and directed to take such action on behalf of the Bridge Loan Lenders under the terms and provisions of the Loan Documents and to exercise such rights and remedies hereunder and thereunder as are specifically delegated to or required of the Administrative Agent under the terms and provisions hereof. The Administrative Agent is hereby expressly authorized, as Administrative Agent on behalf of the Bridge Loan Lenders, without hereby limiting the foregoing, and subject to, and in accordance with, the terms and conditions of this Agreement:

(a) to receive on behalf of each of the Bridge Loan Lenders any payment of monies paid to the Administrative Agent in accordance with the Loan Documents, and to distribute to each Bridge Loan Lender its respective portion of all payments so received in accordance with the terms of this Agreement;

(b) to receive all documents and items to be furnished under the Loan Documents;

(c) to maintain physical possession of any of the Collateral as contemplated in any of the Loan Documents;

(d) to act on behalf of the Bridge Loan Lenders in and under the Loan Documents;

(e) to execute and deliver to the Company and others requests, demands, notices, approvals, consents and other communications received from the Bridge Loan Lenders in connection with the Loan Documents, subject to the terms and conditions set forth herein;

(f) to the extent permitted by this Agreement and the Loan Documents, to exercise on behalf of each Bridge Loan Lender all remedies of the Bridge Loan Lenders upon the occurrence of any Default or Event of Default under any of the Loan Documents; and

(g) to take such other actions, other than as specified in Section 4.2 hereof, as may be requested by the Bridge Loan Lenders or as are reasonably incident to any powers granted to the Administrative Agent hereunder and not in conflict with applicable law or regulation or any of the Loan Documents.

4.2 Modification of Loan Documents. The Administrative Agent shall not, without the prior written consent of the Bridge Loan Lenders, enter into any amendment, modification or supplement of any of the Loan Documents.

4.3 Non-Reliance on Administrative Agent and Other Bridge Loan Lenders. Each Bridge Loan Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Bridge Loan Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Collateral, and its independent decision to enter into this Agreement and the Loan Documents, and that it will, independently and without reliance upon the Administrative Agent or any other Bridge Loan Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the Loan Documents. The Administrative Agent shall not be required to keep the Bridge Loan Lenders informed as to the performance or observance by the Company of the Loan Documents or any other document, instrument or agreement, referred to or provided for therein or to inspect the properties or books of the Company. The Administrative Agent shall not have any duty, responsibility or liability to provide any Bridge Loan Lender with any credit or other information concerning the affairs, financial condition or business of the Company which may come into the possession of Administrative Agent; provided, however, the Administrative Agent shall send to the Bridge Loan Lenders written notice of any Default or Event of Default of which the Administrative Agent (in its capacity as such) has knowledge or of which it has been given notice, and all payments and repayments of amounts required hereunder to be paid to the Bridge Loan Lenders received by the Administrative Agent under or in connection with the Loan Documents or this Agreement; and the Administrative Agent shall provide each Bridge Loan Lender with a schedule of all costs and expenses which the Administrative Agent has paid or proposes to pay from the proceeds of such payments or repayments as permitted hereunder.

4.4 Action by Administrative Agent. The obligations of the Administrative Agent hereunder and under the Loan Documents are only those expressly set forth herein and therein. Notwithstanding anything contained herein or in any Loan Document to the contrary, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided herein.

4.5 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and any other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

4.6 Liability of Administrative Agent. Neither the Administrative Agent nor any director, officer, employee or agent of the Administrative Agent shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any of the Loan Documents or any payment thereunder; (b) the performance or observance of any of the covenants or agreements of the Company or any Bridge Loan Lender under any of the Loan Documents; (c) the validity, effectiveness or genuineness of the Loan Documents or any other instrument or writing furnished in connection therewith; or (d) the existence, genuineness or value of any of the Collateral or the validity, effectiveness, perfection, priority or enforceability of the security interests in or liens on any of the Collateral.

4.7 Indemnification of Administrative Agent; Defense of Claims.

(a) Each Bridge Loan Lender hereby agrees to indemnify the Administrative Agent and each of the Administrative Agent’s directors, officers, affiliates, representatives and agents (as used in this Section 4.7 “Administrative Agent” shall mean all of the foregoing) against all loss, cost, liability and expense (to the extent not paid by the Company and not arising out of or as a result of gross negligence or willful misconduct on the part of the Administrative Agent), including reasonable attorneys’ fees, resulting from any action taken or to be taken by it as Administrative Agent on behalf of the Bridge Loan Lenders within the scope of its authority as provided in this Agreement or any of the Loan Documents, to the extent of such Bridge Loan Lender’s pro rata share (based upon its Bridge Loan Participation) of any such loss, cost, liability and expense; provided, however, if the Administrative Agent’s actions were not taken with the express authorization or consent of a Bridge Loan Lender, such Bridge Loan Lender’s indemnification liability hereunder shall be limited to the amounts collected with respect to Collateral which such Bridge Loan Lender receives or otherwise would be entitled to receive under this Agreement.

(b) The Administrative Agent shall notify each Bridge Loan Lender as promptly as is reasonably practicable of the written assertion of, or the commencement of, any claim, suit, action or proceeding filed against the Administrative Agent arising out of, or in connection with, the acceptance or administration of the duties imposed upon the Administrative Agent hereunder promptly after the Administrative Agent shall have received the written assertion or have been served with the summons or other first legal process giving information as to the nature and basis of the lawsuit. Each Bridge Loan Lender shall be entitled to participate in and assume, at its own expense, the defense of any such claim, suit, action or proceeding, and such defense shall be conducted by counsel chosen by such Bridge Loan Lender and reasonably satisfactory to the Administrative Agent, provided, however, that (i) if any Bridge Loan Lender has not assumed the defense of such claim, suit, action or proceeding, (ii) if the attorneys handling the defense are not reasonably satisfactory to the Administrative Agent, or (iii) if the defendants in any such action include both the Administrative Agent and the Bridge Loan Lenders and the Administrative Agent shall have been advised by its counsel that there may be legal defenses available to it that are different from or additional to those available to the Bridge Loan Lenders, which in the reasonable opinion of such counsel are sufficient to make it undesirable for the same counsel to represent both the Bridge Loan Lenders and the Administrative Agent, the Administrative Agent shall have the right to employ its own counsel in all such instances described in (i), (ii) or (iii) above, and shall be entitled to recover from any proceeds received pursuant to Section 2.3 all reasonable fees of such counsel. If more than one Bridge Loan Lender gives notice of assumption of defense, the matter shall be presented to all the Bridge Loan Lenders and, unless the Administrative Agent receives notice from the Bridge Loan Lenders specifying the Bridge Loan Lender that is to assume the defense, the Administrative Agent shall proceed itself with the defense. Except as provided above, the Administrative Agent’s right to recover its reasonable counsel fees from proceeds received pursuant to Section 2.3 shall cease upon any Bridge Loan Lender’s assumption of the defense of the claim, suit, action or proceeding. Each Bridge Loan Lender and the Administrative Agent is always entitled to defend itself at its own expense. Neither the Bridge Loan Lenders nor the Administrative Agent shall be bound by any settlement entered into by the other parties without such party’s consent.

4.8 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to each Bridge Loan Lender. Upon any such resignation, a successor Administrative Agent may be appointed by the Bridge Loan Lenders.

Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder, except to the extent provided above for acts or omissions prior to the resignation or termination. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, (a) the provisions of Sections 4.6 and 4.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent, (b) any Collateral held in possession of the resigning Administrative Agent shall be delivered to the successor Administrative Agent, and (c) the resigning Administrative Agent shall assign all of its rights as secured party, mortgagee, assignee, deed of trust beneficiary or other similar position with respect to all of the Collateral to the successor Administrative Agent for the pro rata benefit of the Bridge Loan Lenders.

4.9 Compensation of Administrative Agent; Expenses. The Administrative Agent agrees to serve hereunder without compensation. Upon the request of the Administrative Agent or such successor Administrative Agent, however, the Bridge Loan Lenders will reimburse the Administrative Agent or such successor Administrative Agent, to the extent not paid by the Company for any such expenses (but in no event any fees) in accordance with each Bridge Loan Lender’s pro rata percentage of the total Funded Obligations.

4.10 Release of Collateral. The Company may from time to time request the Administrative Agent in writing, with copies thereof delivered simultaneously to all Bridge Loan Lenders, to release portions of the Collateral, if and to the extent such Collateral is required to be released in connection with any sale of Collateral that is permitted under each of the Loan

Documents. Promptly after the Administrative Agent receives (a) such written request from the Company and (b) written notice from each of the Bridge Loan Lenders that the proposed disposition is permitted under the terms of the Loan Documents, the Administrative Agent shall release such Collateral.

ARTICLE 5

Enforcement of Remedies

5.1 Waivers of Rights. Except as otherwise expressly set forth herein, so long as the Obligations remain unpaid, the Bridge Loan Lenders hereby agree to refrain from exercising any and all rights each may individually (i.e., other than through the Administrative Agent) now or hereafter have to exercise any right pursuant to the Loan Documents, the Uniform Commercial Code as in effect in any applicable jurisdiction, or under similar provisions of the laws of any jurisdiction or otherwise dispose of or retain any of the Collateral. The Bridge Loan Lenders hereby agree not to take any action whatsoever to enforce any term or provision of the Loan Documents or to enforce any right with respect to the Collateral, in conflict with this Agreement or the terms and provisions of the Loan Documents.

5.2 Permitted Action by the Bridge Loan Lenders. Any Bridge Loan Lender may (but in no event shall be required to), without instruction from the Administrative Agent, take action permitted by applicable law or in accordance with the terms of the Loan Documents to preserve their rights and Liens in any item of Collateral securing the payment and performance of the Obligations, including but not limited to curing any default or alleged default under any contract entered into by the Company paying any tax, fee or expense on behalf of the Company exercising any offset or recoupment rights and paying insurance premiums on behalf of the Company so long as such action shall not impair the rights of the Administrative Agent or of any other Bridge Loan Lender.

5.3 Right to Instruct Administrative Agent. The Bridge Loan Lenders may instruct the Administrative Agent with regard to its actions under Loan Documents where the Bridge Loan Lenders requesting the instruction hold more than fifty (50%) percent of the Funded Obligations.

ARTICLE 6

Successors and Assigns

6.1 Assignees. No provision of this Agreement shall restrict in any manner the assignment, participation or other transfer by any Bridge Loan Lender of all or any part of its right, title or interest under the Loan Documents; provided that, unless the transferee becomes a Bridge Loan Lender for purposes hereof in accordance with Section 6.2, the transferor Bridge Loan Lender shall remain responsible for performance of this Agreement with respect to the interest transferred, all as more fully set forth herein, and the Administrative Agent shall have no responsibilities to and need not acknowledge the interests of such transferee.

6.2 Additional Bridge Loan Lenders. In connection with an assignment of all, or of a proportionate part of all, of its right, title and interest under the Loan Documents to any bank, insurance company or other financial institution (the “Purchaser”), all in accordance with the applicable provisions of the Loan Documents, such Purchaser shall become a Bridge Loan Lender hereunder only upon the written agreement of the Company and each of the Bridge Loan Lenders.

ARTICLE 7

Miscellaneous

7.1 No Partnership or Joint Venture. Nothing contained in this Agreement, and no action taken by the Administrative Agent or the Bridge Loan Lenders (or any of them) pursuant hereto, is intended to constitute or shall be deemed to constitute a partnership, association, joint venture or other entity.

7.2 Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including overnight delivery service, facsimile copy or similar writing) and shall be given to the Company at Louisiana Business & Technology Center, S. Stadium Drive, Building D, Suite 124, Baton Rouge, LA 70803 and to the Bridge Loan Lenders and Administrative Agent at their respective addresses specified on Exhibit A, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent. All such notices and other communications shall, when mailed, delivered by overnight delivery service or transmitted by facsimile, be effective when deposited in the mails, delivered to the overnight delivery service or transmitted by telecopier with receipt confirmed, respectively.

7.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of the Bridge Loan Lenders (and, if the rights or duties of an Administrative Agent are affected thereby, by such Administrative Agent).

7.4 Payments. All payments hereunder shall be made in dollars in immediately available funds. All payments to any Bridge Loan Lender shall be made to it, to the extent practicable, in accordance with the provisions of the Loan Documents.

7.5 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.6 Benefits. This Agreement is solely for the benefit of and shall be binding upon the Bridge Loan Lenders and the Administrative Agent and their successors or assigns.

7.7 Term. This Agreement shall remain in effect until all the Obligations are paid in full and no Bridge Loan Lender shall have any commitment to lend or otherwise extend credit under any of the Loan Documents.

7.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Louisiana.

7.9 WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING, ACTION, OR CONTROVERSY, INCLUDING COUNTER-CLAIMS, RECONVENTIONAL DEMANDS, CROSS-CLAIMS, THIRD-PARTY CLAIMS, INCIDENTAL DEMANDS OR OTHERWISE, AND FOR ALL CAUSES OF ACTION ON ANY MATTER CONCERNING, ARISING UNDER, OUT OF OR IN ANY WAY CONNECTED WITH, OR RELATED TO THE LOAN DOCUMENTS OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized as of the date first above set forth.

Business Resource Capital Specialty BIDCO, Inc.

By:	/s/ Ted J. Ledet
Name:	Ted J. Ledet
Title:	Program Manager

Source Business and Industrial Development Company, L.L.C.

By:	/s/ Louis K. Greenblatt
Name:	Louis K. Greenblatt
Title:	President

Gulf Coast Business and Industrial Development Corporation

By:	/s/ Cornelius A. Lewis
Name:	Cornelius A. Lewis
Title:	President

Business Resource Capital Specialty BIDCO, Inc., as
Administrative Agent

By:	/s/ Ted J. Ledet
Name:	Ted J. Ledet
Title:	Program Manager

First Responder Systems & Technology, LLC

By:	/s/ Jos. A. Roccaforte, Jr.
Name:	Joseph A. Roccaforte, Jr.
Title:	Chairman and CEO

EXHIBIT A

SCHEDULE OF BRIDGE LOAN LENDERS

NAME	CONTACT	ADDRESS	AMOUNT	PERCENTAGE
Business Resource Capital Specialty BIDCO, Inc.	Ted Ledet	330 Camp St. New Orleans, LA 70130 Telephone: (504) 524-6172	$250,000	50%
Source Business and Industrial Development Company, L.L.C.	Louis K. Greenblatt	455 East Airport Avenue Baton Rouge, LA 70806 Telephone: (225) 922-7411	$100,000	20%
Gulf Coast Business and Industrial Development Corporation	Cornelius Lewis	8752 Quarters Lake Road Baton Rouge, LA 70809 Telephone: (225) 922-7717	$150,000	30%

TOTAL			$500,000.00	100.00%

EXHIBIT B

BRIDGE LOAN DRAW PARTICIPATION SCHEDULE

Draw #	Draw Amount	BRC	Source	Gulf Coast
1	$100,000.00	$50,000.00	$20,000.00	$30,000.00
2	$100,000.00	$50,000.00	$20,000.00	$30,000.00
3	$100,000.00	$50,000.00	$20,000.00	$30,000.00
4	$100,000.00	$50,000.00	$20,000.00	$30,000.00
5	$100,000.00	$50,000.00	$20,000.00	$30,000.00

TOTAL	$500,000.00	$250,000.00	$100,000.00	$150,000.00